Exhibit 10.1

July     , 2017

PERSONAL AND CONFIDENTIAL

[Name and Address]

Dear                             :

Reynolds American Inc. (“RAI”) is pleased to offer you this “Transition Letter” in connection with the completion of the transactions described in that certain Agreement and Plan of Merger, dated as of January 16, 2017, among British American Tobacco p.l.c. (“BAT”), BATUS Holdings Inc., Flight Acquisition Corporation and RAI (the “Merger Agreement”). This Transition Letter will be binding immediately upon its execution, but, notwithstanding any provision of this Transition Letter to the contrary, this Transition Letter will not become effective or operative (and neither party will have any obligation hereunder) until the occurrence of the “Closing” (as defined in the Merger Agreement). Notwithstanding any provision in this Transition Letter to the contrary, if the Merger Agreement is terminated (with the effect that the Closing will not occur), this Transition Letter will immediately terminate and you will not be entitled to any payments or benefits hereunder. Words and phrases used in this Transition Letter with initial capital letters that are not defined in this Transition Letter, and are defined in your letter agreement with RAI, dated                      , 200    , regarding special severance benefits and change of control protections (your “2/3 Agreement”), are used herein as so defined.

1.	Continued Service Through the Departure Date. RAI has determined that your continued service to RAI or an affiliate of or successor to RAI (collectively, the “Company”) for a period of time following the “Closing Date” (as such term is defined in the Merger Agreement) will be important to the successful integration of RAI and BAT. It is currently anticipated that your services will be needed through , 201 (such date, or such later date as you and the Company mutually agree, the “Departure Date”). The Company agrees that it will release you from employment on the Departure Date, and that you may elect to end your employment on the Departure Date if the Company does not release you from employment on the Departure Date (either such termination, a “Departure Date Termination”). The period of time from the Closing Date through the Departure Date is referred to in this Transition Letter as the “Transition Period”.

2.

Termination of Employment During the Transition Period. Any Departure Date Termination and any other termination of your employment during the Transition Period (other than a termination due to your death, which is addressed in Section 3 of this Transition Letter, or a termination for Cause) will be treated as a Separation from Service that entitles you to the payments and benefits set forth in Section 1 and 2(a) of your 2/3 Agreement and, as a result, upon any such termination of your employment, the Company shall pay and provide to you, pursuant to your 2/3 Agreement, the Special Severance Benefits set forth in Section 1 of your 2/3 Agreement and any amounts to which you may be entitled under Section 2(a) of your 2/3 Agreement, subject to your satisfaction of the requirements of Section 3(a) of your 2/3 Agreement, including execution of a general release and reaffirmation of your Non-Competition, Non-Disclosure of Confidential Information and Commitment to Provide Assistance Agreement. Your 2/3 Agreement and the RAI Non-Qualified Retirement Plan are hereby amended to reflect the preceding sentence. For the avoidance of doubt, any termination of employment under this Section 2 shall be considered a termination entitling you to severance benefits for purposes of any annual bonus or equity arrangements of the Company that provide special benefits upon such a termination.

3.	Effect of Death During the Transition Period.

(a)	Eligibility. Your estate, your eligible dependents and your Pension Beneficiary (as defined below) will be entitled to receive the payments and benefits set forth in Section 3(b) of this Transition Letter in the event of your death while you are employed by the Company during the Transition Period.

(b)	Payments and Benefits. In the event that your employment with the Company terminates due to your death during the Transition Period, the following provisions shall apply, subject to the requirements of Section 3(c) of this Transition Letter:

i.	The Company shall pay your estate an amount equal to the Special Severance Benefits that would have been payable to you pursuant to Section 1(a)(i) of your 2/3 Agreement upon a termination of your employment under Section 2 of this Transition Letter on the date of your death. Such amount shall be paid in a lump sum in cash as soon as practicable (but in no event later than sixty (60) days) following the date of your death.

ii.	The Company shall provide continuation of the coverage of your eligible dependents under the Company’s medical, life, dental and vision insurance benefit plans for a period of up to three (3) years from the date of your death (the “Subsidized Benefit Period”) at the same cost structure as for active employees; provided, however, that during such Subsidized Benefit Period your eligible dependents will be covered by the fully insured medical, dental and vision plans maintained by the Company. The Subsidized Benefit Period will be included in the applicable COBRA continuation coverage period with respect to any group health plan. If your eligible dependents choose to continue COBRA continuation coverage under any group health plans after the Subsidized Benefit Period, such eligible dependents will be responsible for the entire premium payment for the remainder of the applicable COBRA continuation coverage period.

iii.	The Company shall pay your estate an amount equal to the matching contributions and/or retirement enhancement contributions, if any, that would have been contributed by the Company on your behalf under the Company’s qualified defined contribution plan (the “CIP”) and nonqualified defined contribution plans assuming (i) you had continued to be employed as an active participant in the CIP throughout the three-year period following your death, (ii) your pay was equal to the amount of your base pay and target bonus as in effect immediately prior to your death and (iii) you contributed in an amount that would have provided for the maximum matching contributions during the three-year period following your death (without regard to any amendment to the CIP made subsequent to the date of your death which reduces the matching contributions and/or retirement enhancement contributions thereunder). Such amount shall be paid in a lump sum in cash as soon as practicable (but in no event later than sixty (60) days) following the date of your death.

iv.	If you are eligible to participate in the Company’s defined benefit pension plan as of the date of your death, the Company shall calculate an additional pension benefit, which shall be (i) determined as if your employment with the Company had continued throughout the three-year period following your death, and (ii) calculated as if your base pay and target bonus for such additional period remained at the level in effect on the date of your death. The additional pension benefit described in the preceding sentence shall be provided under and paid pursuant to the terms of the RAI Non-Qualified Retirement Plan, to the person or persons entitled under such plans to pension benefits payable in respect of you after your death (your “Pension Beneficiary”), and the RAI Non-Qualified Retirement Plan is hereby amended accordingly.

v.	If you are eligible for retiree health and life insurance coverage on the date of your death, additional age and service shall be credited towards eligibility for retiree health and life insurance coverage for your eligible dependents, determined as if your employment with the Company had continued throughout the three-year period following your death.

vi.	If you participate in an executive supplemental payment plan on the date of your death, your estate will be entitled to continue to receive the annual executive supplemental payment that you were entitled to receive on the date of your death until the end of the three-year period following your death. Such amount shall be paid in a lump sum in cash as soon as practicable (but in no event later than sixty (60) days) following the date of your death.

vii.

If you are eligible to participate in the Company’s MedSave Plan as of the date of your death, the Company will pay your estate an amount equal to the contributions that would have been credited as Company contributions to your notional account under the MedSave Plan assuming (i) you had continued to be employed as an active participant in the MedSave Plan throughout the three-year period following your death and (ii) the Company had credited your notional account thereunder with the maximum amount of matching contributions each year during the three-year period following your death. Such amount shall be paid in a lump sum in cash as soon as practicable (but in no event later than sixty (60) days) following the date of your death.

(c)	General Release. As a condition to receiving any benefits or amounts payable pursuant to this Section 3 of this Transition Letter, your estate and Pension Beneficiary, as applicable, must satisfy the general release requirement of Section 3(a) of your 2/3 Agreement.

4.	Tax Withholding. The Company shall withhold from any amounts payable under this Transition Letter all federal, state, city or other taxes as may be required to be withheld pursuant to any law or governmental regulation or ruling.

5.	Code Section 409A.

(a)	Specified Employees. Notwithstanding anything in this Transition Letter to the contrary, in the event that you are deemed to be a “specified employee” on the date your employment with the Company terminates, determined pursuant to an identification methodology adopted by the Company in compliance with Section 409A, and if any portion of the payments or benefits to be received by you upon separation from service would constitute a “deferral of compensation” subject to Section 409A, then to the extent necessary to comply with Section 409A, amounts that would otherwise be payable pursuant to this Transition Letter or your 2/3 Agreement during the six (6) month period immediately following the date of your termination of employment and benefits that would otherwise be provided pursuant to this Transition Letter or your 2/3 Agreement during the six (6) month period immediately following the date of your termination of employment will instead be paid or made available on the earlier of (i) within ten (10) days following the first business day of the seventh month after the date of your termination of employment, provided that you shall not have the right to designate the payment date or (ii) your death.

(b)	General. The parties intend for this Transition Letter to either comply with, or be exempt from, Section 409A, and all provisions of this Transition Letter will be interpreted and applied accordingly. Each payment under this Transition Letter shall be considered a separate payment and not one of a series of payments for purposes of Section 409A.

6.	Legal Fees and Expenses. If your employment is terminated (a) for any reason other than death during the Transition Period (in the case of Section 1 or 2 of this Transition Letter) or (b) due to your death during the Transition Period (in the case of Section 3 of this Transition Letter), the Company will pay to you (in the case of Section 1 or 2 of this Transition Letter) your estate (in the case of Sections 3(b)(i), 3(b)(iii), 3(b)(vi) or 3(b)(vii) of this Transition Letter), your eligible dependents (in the case of Section 3(b)(ii) or 3(b)(v) of this Transition Letter) or your Pension Beneficiary (in the case of Section 3(b)(iv) of this Transition Letter) as incurred all legal and accounting fees and expenses incurred by you, your estate, your eligible dependents or your Pension Beneficiary as a result of such termination (including all such fees and expenses, if any, in seeking to obtain or enforce any right or benefit provided hereunder, unless your, your estate’s, your eligible dependents’ or your Pension Beneficiary’s claim is found by an arbitral tribunal of competent jurisdiction to have been frivolous. Any such payments shall be made no later than December 31 of the year following the year in which you, your estate, your eligible dependents or your Pension Beneficiary incur the expenses, provided that in no event will the amount of expenses eligible for reimbursement in one year affect the amount of expenses to be reimbursed, or in-kind benefits to be provided, in any other taxable year. Each provision of reimbursements pursuant to this Section 6 of this Transition Letter shall be considered a separate payment and not one of a series of payments for purposes of Section 409A.

7.	Applicable Law. The laws of North Carolina shall be the controlling law in all matters relating to this Transition Letter, without giving effect to principles of conflicts of laws. The Company shall apply and administer this Transition Letter in a manner such that the Employee Retirement Income Security Act of 1974, as amended, does not apply to this Transition Letter.

8.	Amendments. This Transition Letter may only be amended if agreed to in writing by the Company and you (or after your death, (a) in the case of an amendment affecting Sections 3(b)(i), 3(b)(iii), 3(b)(vi) or 3(b)(vii) of this Transition Letter, your estate, (b) in the case of an amendment affecting Section 3(b)(ii) or 3(b)(v) of this Transition Letter, your eligible dependents and (c) in the case of an amendment affecting Section 3(b)(iv) of this Transition Letter, your Pension Beneficiary).

9.	Complete Agreement. This Transition Letter embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, however, the parties agree that except as expressly set forth herein, nothing in this Transition Letter supersedes, preempts or amends your 2/3 Agreement or any other arrangement between you and the Company.

10.	Counterparts. This Transition Letter may be executed in two or more counterparts (including by facsimile or PDF), each of which will be deemed an original but all of which together will constitute one and the same instrument.

Please be aware that this Transition Letter does not constitute an offer or guarantee of employment with the Company. Please indicate your agreement to the terms set forth herein by executing this Transition Letter in the space provided below.

Very truly yours,

REYNOLDS AMERICAN INC.

By:
Name:
Title:

I hereby agree to the terms of this Transition Letter, including the amended terms with respect to my 2/3 Agreement.

By:
[Name]

Date: